Exhibit 11

                      METROMEDIA INTERNATIONAL GROUP, INC.
                        Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                                                                 Years ended December 31,
                                                                         ----------------------------------------
                                                                           2000            1999            1998
                                                                         --------       ---------       ---------
Income (loss) per common share - Basic (A):
    Continuing operations                                                $(24,304)      $(129,207)      $(135,986)
    Cumulative convertible preferred stock dividend requirement           (15,008)        (15,008)        (15,008)
                                                                         --------       ---------       ---------
    Continuing operations attributable to common stock shareholders       (39,312)       (144,215)       (150,994)
    Discontinued operations                                                    --         (12,776)         12,316
                                                                         --------       ---------       ---------
    Net income (loss) attributable to common stock shareholders          $(39,312)      $(156,991)      $(138,678)
                                                                         ========       =========       =========
Weighted average common stock shares outstanding during the period         93,978          75,232          68,955
                                                                         ========       =========       =========
Loss per common share - Basic:
    Continuing operations                                                $  (0.42)      $   (1.92)      $   (2.19)
    Discontinued operations                                                    --           (0.17)           0.18
                                                                         --------       ---------       ---------
    Net loss                                                             $  (0.42)      $   (2.09)      $   (2.01)
                                                                         ========       =========       =========

---------

(A) In calculating diluted earnings per share, no potential shares of common stock are to be included in the computation when a loss from continuing operations available to common stock shareholders exists. For the years ended December 31, 2000, 1999 and 1998, the Company had a loss from continuing operations.